Exhibit 99.2
Dear Shareholders,

We are pleased to announce that 2005 was an exciting year at Invisa. It was our largest sales year to date in the number of units. Sales and units sold for the year 2005 increased by 21% and 34%, respectively, over 2004. Our sales from units for the year 2005 totaled $239,285 on 754 units. For the year 2004 such sales totaled $197,484 on 561 units sold. We also achieved additional penetration into the valued safety market for our products. This penetration reflects a growing number of parking gate manufacturers promoting our SmartGate™ brand safety products and integrating our products as original equipment into their parking gates. We also continued to implement our plans to launch our first security product in 2006.

Our successes in 2005 support our conviction that our InvisaShield™ technology is highly unique and offers dynamic advantages to a broad range of potential product applications in a large number of diverse markets. As our products penetrate the safety market, they demonstrate the commercial viability and unique features of our InvisaShield technology. We are particularly excited about our technology’s ability to provide dependable and reliable sensing in virtually any environment and, when required, around and preceding moving objects.

Organizational Changes

As most of you are aware, we experienced some major management changes including the departure of our CEO in April 2005. While change is generally challenging at the time, it is also frequently necessary to support sustainable growth and development. Our Company has never been better positioned to continue the momentum generated by the exciting developments our current management team achieved in the second half of 2005.

Our Business

Invisa’s progress in 2005 included advancing the goal of making our safety products a necessary part of the approximately 60,000 parking gates sold annually, and the estimated one million parking gates currently in-service. Some of these developments are highlighted below. Additionally, we continued to focus on our longer term goal of extending our success in the parking gate market into the broader powered barrier market which includes commercial and residential garage doors, slide and swing gates, automated doors and elevator doors. Our technology position in these markets was further strengthened by the addition of a second issued patent which protects inventions critical to our unique approach to safety.

As we entered 2005, the parking gate industry had not publicly acknowledged that unprotected parking gates present a significant risk to pedestrians. Nor had the industry acknowledged that additional safety equipment is necessary when pedestrians, children, bicyclists or motorcycles are present. In recent months, two highly respected gate manufacturers, Operator Specialty Company, Inc (Osco), a subsidiary of Linear, and Magnetic Automation Corp, (Magnetic) the U.S. unit of the Magnetic Auto Control Group, one of the world’s largest manufacturers of barrier gates, became our OEM customers and began integrating our SmartGate Safety System into their parking gates. Both Osco and Magnetic acknowledge the substantial risk that parking gates present to pedestrians and recommend their “pedestrian safe” parking gates and our SmartGate products to their dealers and customers. Osco and Magnetic are considered leaders in technology and safety and we believe that they are leading an emerging industry-wide safety trend.

In the fourth quarter of 2005, Underwriters Laboratory (UL) completed preliminary evaluation of our safety products and offered to support Invisa’s belief that the industry safety rules should address the significant risk that parking gates present to pedestrians. UL is responsible for the technical aspects of the industry safety standard known as UL Rule 325. While changing industry safety rules is challenging, we continue to focus our energies in this area as we feel that rules mandating safety equipment for pedestrians would have an enormous and immediate impact on our sales. We believe the increased involvement of powered gate and door manufacturers in the evaluation, promotion and sale of Invisa’s safety technology heralds the coming change in the safety standard.

During 2005, several domestic and international manufactures of commercial overhead doors evaluated our safety technology for potential integration into their door systems. As we enter 2006, we are committed to extending the reach of our safety products beyond parking gates into other powered closure markets.

Preparation for introduction of Invisa’s museum security product continued through-out 2005. Invisa’s development partners have provided performance and market input as they evaluate advanced proto-types of our security product. We plan to introduce our security product to the museum market in the second half of 2006. Additionally, we are committed to extending the reach of our planned security products beyond the museum market into the general security market.

Financial Condition

During 2005, we completed a one million dollar financing provided by an existing institutional financial partner and we finished the year with a strong cash position and virtually no debt or past due payables.

Looking Forward to 2006

We are pleased with the progress we made in the second half of 2005, and look forward to an exciting 2006. We have identified a number of growing safety and security markets and have already begun to pursue a number of them.

Thank you for your support and for being one of our valued shareholders.

Together, we will make the world safer and more secure.

Sincerely,

/s/ Stephen A. Michael
Stephen A. Michael
Chairman

Forward-Looking Statements

Statements in this letter to Shareholders that are not strictly historical in nature constitute "forward-looking statements." Such statement include, but are not limited to, statements about market development, plans to change de facto and/or legal safety standards, product acceptance, product development and any other statements relating to Invisa’s products, product candidates, and product development or sales programs. Such statement may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions and other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Invisa’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of Invisa’s OEM Program, efforts with UL, sales programs and product development programs; difficulties or delays in introducing product candidates; competition from others; and the additional risks discussed in Invisa’s filings with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.